Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-196670

PROSPECTUS
1,637,777 SHARES OF COMMON STOCK
OF
ADCARE HEALTH SYSTEMS, INC.
This prospectus relates to the resale, from time to time, of up to 1,637,777 shares of common stock, no par value per share, by the selling shareholders identified in this prospectus under “Selling Shareholders.” We are not selling any shares of the common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.
The selling shareholders may sell the shares of the common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
The common stock is traded on the NYSE MKT under the symbol “ADK.” On June 10, 2014, the last reported sale of the common stock on the NYSE MKT was $4.30 per share.
You should read carefully both this prospectus and any prospectus supplement together with the additional information described in this prospectus under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 23, 2014.

TABLE OF CONTENTS

Page
Prospectus Summary................................................................................................................................	1
Risk Factors..............................................................................................................................................	7
Forward-Looking Statements...................................................................................................................	10
Selling Shareholders.................................................................................................................................	11
Use of Proceeds........................................................................................................................................	16
Plan of Distribution..................................................................................................................................	17
Legal Matters...........................................................................................................................................	18
Experts.....................................................................................................................................................	18
Where You Can Find More Information..................................................................................................	18
Incorporation of Certain Information By Reference................................................................................	19
Disclosure of SEC Position on Indemnification for Securities Act Liabilities........................................	20

You should rely only on the information contained or incorporated by reference into this prospectus and in any applicable prospectus supplement. We have not authorized any other person to provide you with different information. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus are accurate only as of the date such information is presented. Our business, financial condition, results of operations and financial condition may have subsequently changed. You should also read this prospectus together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
This prospectus may be supplemented from time to time to add, update or change the information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the Internet website maintained by the Securities and Exchange Commission (the “SEC”) or at the SEC’s offices as further discussed under “Where You Can Find More Information.”

Except as otherwise indicated or unless the context requires, as used in this prospectus, references to “AdCare,” “we,” “us” and “our” refer to AdCare Health Systems, Inc., a Georgia corporation, and its consolidated subsidiaries.

PROSPECTUS SUMMARY
This summary highlights certain information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus. It may not contain all of the information that is important to you or that you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, including “Risk Factors” and the documents incorporated by reference into this prospectus, which are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
The Company
Overview
We own and manage skilled nursing facilities and assisted living facilities in the states of Alabama, Arkansas, Georgia, Missouri, North Carolina, Ohio, Oklahoma, and South Carolina. As of March 31, 2014, we own, lease and manage 38 facilities consisting of 35 skilled nursing facilities, two assisted living facilities and one independent living/senior housing facility which total approximately 4,300 beds/units. Our facilities provide a range of health care services to patients and residents, including, but not limited to, skilled nursing and assisted living services, social services, various therapy services and other rehabilitative and healthcare services for both long-term residents and short-stay patients. As of March 31, 2014, of the total 38 facilities, we owned and operated 25 facilities, leased and operated nine facilities, and managed four facilities for third parties.
Our skilled nursing and assisted living facilities provide services to individuals needing long-term care in a nursing home or assisted living setting and provide management of those facilities. Through our subsidiaries, we provide a full complement of administrative services as well as consultative services that permit our local facility leadership teams to better focus on the delivery of healthcare services. We also provide these services to unaffiliated third party long-term care operators and/or owners with whom we enter into management contracts. We currently provide these services to two unaffiliated facility owners. Each of our facilities is led by highly dedicated individuals who are responsible for the key operational decisions at their facilities. Facility leaders and staff are trained and motivated to pursue superior clinical outcomes, high patient and family satisfaction, operating efficiencies and financial performance at their facilities. In addition, our facility leaders are enabled and motivated to share real-time operating data and otherwise benchmark clinical and operational performance against their peers in other facilities in order to improve clinical care, maximize patient satisfaction and augment operational efficiencies, promoting the sharing of best practices.
Much of our historical growth can be attributed to our expertise in acquiring under-performing facilities and transforming them into market leaders in clinical quality, staff competency, employee loyalty and financial performance. We intend to continue to grow our revenue and earnings by:

•	focusing on efficiencies in our operations and internal growth;

•	increasing the proportion of sub-acute patients within our skilled nursing facilities;

•	expanding clinical programs within our existing facilities;

•	continuing to acquire additional facilities in existing and new markets; and

•	evaluating and potentially targeting the acquisition of complementary businesses which provide services to skilled nursing facilities.
Company History
AdCare is a Georgia corporation. We were incorporated in Ohio on August 14, 1991, under the name Passport Retirement, Inc. In 1995, we acquired substantially all of the assets and liabilities of AdCare Health Systems, Inc. and changed our name to AdCare Health Systems, Inc. On December 12, 2013, AdCare changed its state of incorporation from the State of Ohio to the State of Georgia.

Growth Strategy
Our objective is to be the provider of choice for health care and related services to the elderly in the communities in which we operate. We intend to grow our business through numerous initiatives.
We expect to continue to increase occupancy rates and revenue per occupied unit at our facilities. We believe that our current operations serve as the foundation on which we can build a large fully-integrated senior living company. We will target attractive geographic markets by using our existing infrastructure and operating model to provide a broad range of high quality care in a cost-efficient manner.
Organic Growth. We intend to focus on improving our operating margins within all of our facilities. We continually seek to maintain and improve our operating margins by:

•	increasing the proportion of higher revenue sub-acute health care services delivered at our skilled nursing facilities;

•	using data to identify providers in need of our services, understand their priorities and address their requirements;

•	attracting new residents through the on-site marketing programs focused on residents and family members;

•
actively seeking referrals from professional community outreach sources, including area religious organizations, senior social service programs, civic and business networks, as well as the medical community; and

•	continually refurbishing and renovating our facilities.
Pursue Strategic Acquisitions. We believe that our current infrastructure and extensive contacts within the industry will continue to provide us with the opportunity to evaluate numerous acquisition opportunities. We believe there is a significant opportunity for growth with a private to public arbitrage and opportunity to increase our operating margins by evaluating and potentially targeting the acquisition of complementary businesses which provide services to skilled nursing facilities.
Fragmentation in the Industry Provides Acquisition and Consolidation Opportunities. The senior living industry is highly fragmented and we believe that this provides significant acquisition and consolidation opportunities. We believe that the limited capital resources available to many small, private operators impedes their growth and exit prospects. We believe that we are well positioned to approach strategic small private operators and offer to them exit strategies which are not currently available as well as the ability to grow their business.

Emphasize Employee Training and Retention. We devote special attention to the hiring, screening, training, supervising and retention of our employees and caregivers. We have adopted comprehensive recruiting and screening programs for management positions that utilize corporate office team interviews and background and reference checks. We believe our commitment to, and emphasis on, quality hiring practices, employee training and retention differentiates us from many of our competitors.
Positioned for Growth. Our strategy typically begins with the acquisition of an independently owned, often times family operated, skilled nursing facility. We then utilize our proven clinical management and marketing programs to increase the proportion of more clinically complex sub-acute patients. These patients generate higher revenue per patient day. In many situations these patients are also more profitable. Additionally we are able to leverage our enhanced purchasing power and increase operating profit by providing more cost effective supplies and ancillary services. These management practices also assist in providing quality care to our patients and residents.
Operating Strategy
Our operating philosophy is to provide affordable, quality care to our patients and residents. We execute this strategy by empowering and supporting our local leadership teams at the facilities. These facility teams are supported by seasoned regional staff that provide consultative assistance from both a clinical and operations perspective. Additionally, we provide centralized back office administrative services to the facilities such as accounting, payroll and accounts payable processing, purchasing, and IT support. Centralizing these non-patient centric activities is more efficient and cost effective and frees up facility staff to focus on patient care.
Increase Revenues and Profitability at Existing Facilities. Our strategy includes increasing facility revenues and profitability levels through increasing occupancy levels, increasing the percentage of sub-acute patients, maximizing reimbursement rates as appropriate, providing additional services to our current residents, and containing costs. Ongoing initiatives to promote higher occupancy levels and appropriate payor and case mixes at our senior living facilities include corporate programs to promote specialized care and therapy services, as well as initiatives to improve customer service and develop safety programs to improve worker compensation insurance rates.
Offer Services Based on Level of Care. We are continually expanding our range of products and services to meet the evolving needs of our patients and residents. We have developed a variety of special clinical programs and care offerings in response to particular geographic markets.
Improve Operating Efficiencies. We actively monitor and manage our operating costs. By having an established portfolio of properties, we believe that we have a platform to achieve operating efficiencies through economies of scale in the purchase of bulk items, such as food, and in the spreading of fixed costs, such as corporate overhead, over a larger revenue base and the ability to provide more effective management supervision and financial controls.
Increase Occupancy Through Emphasis on Marketing Efforts. We emphasize strong corporate support for the marketing of our various local facilities. At a local level, our sales and marketing efforts are designed to promote higher occupancy levels and optimal payor mix. Management believes that the long-term care industry is fundamentally a local industry in which both patients and residents and the referral sources for them are based in the immediate local geographic area of the facility.
Improve Collaboration with Community Partners. Changes in healthcare have created the need for providers to create more efficient delivery models. We endeavor to work closely with our community partners to develop specific post-acute program tracts, care transition algorithms and programs to reduce hospital readmissions.

Promote an Internally-Developed Marketing Program. We focus on the identification and provision of services needed by the community. We assist each facility administrator in analysis of local demographics and competition with a view toward complementary service development. Our belief is that this locally based marketing approach, coupled with strong corporate monitoring and support, provides us an advantage over regional competitors.
Operate the Facility Based Management Model. We hire an administrator/manager and director of nursing for each of our skilled nursing facilities and provide them with autonomy, responsibility and accountability. We believe this allows us to attract and retain higher quality administrators and directors of nursing. This leadership team manages the day-to-day operations of each facility, including oversight of the quality of care, delivery of resident services, and monitoring of the financial performance and marketing functions. We actively recruit personnel to maintain adequate staffing levels at our existing facilities and provide financial and budgeting assistance for our administrators, directors of nursing and department managers.
2014 PRIVATE PLACEMENT
We entered into Subscription Agreements with certain accredited investors pursuant to which we issued and sold, on March 28, 2014, an aggregate of $6,500,000 in principal amount of unsecured subordinated convertible notes (the “2014 Notes”). The 2014 Notes bear interest at 10.0% per annum. The interest is payable quarterly in cash in arrears beginning on June 30, 2014. The 2014 Notes mature on April 30, 2015. The payment of principal, interest and other amounts with respect to the Notes is subordinated in right of payment to the payment of all of our existing and future senior debt. For this purpose, “senior debt” means the principal, premium, interest and all other amounts with respect to all of our existing and future indebtedness, unless in the agreement or instrument evidencing such indebtedness, it is provided that such indebtedness is subordinated to our senior debt or that such indebtedness is not superior in right of payment to the 2014 Notes. In the event of our liquidation, dissolution, bankruptcy or similar proceeding, the holders of our senior debt will be entitled to receive payment in full before the holders of the 2014 Notes are entitled to receive any payments in respect of the 2014 Notes.
At any time on or after the date of issuance of the 2014 Notes, the 2014 Notes are convertible at the option of the holder into shares of common stock at an initial conversion price equal to $4.50 per share, subject to adjustment for stock dividends, stock splits, combination of shares, recapitalization and other similar events.
We may prepay at any time, without penalty, upon 60 days prior notice, any portion of the outstanding principal amount and accrued and unpaid interest thereon with respect to any 2014 Note; provided, however, that: (i) the shares of common stock issuable upon conversion of any 2014 Note which is to be so prepaid must be: (a) registered for resale under the Securities Act of 1933, as amended (the “Securities Act”); or (b) otherwise sellable under Rule 144 of the Securities Act without volume limitations thereunder; and (ii) at any time after the issue date of the 2014 Notes, the volume-weighted average price of the common stock for ten consecutive trading days has equaled or exceeded 105% of the then-current conversion price.
The holders holding a majority of the outstanding principal amount with respect to all the 2014 Notes may require us to redeem all or any portion of the 2014 Notes upon a change of control for a redemption price equal to the outstanding principal amount to be redeemed plus all accrued and unpaid interest thereon.

In addition, upon a change of control, we may redeem all or any portion of the 2014 Notes for a redemption price equal to the outstanding principal amount to be redeemed plus all accrued and unpaid interest thereon.
During the existence and continuance of an event of default under a 2014 Note, the outstanding principal amount of such 2014 Note shall incur interest at a rate of 14% per annum, and the holder of such 2014 Note may require us to redeem all or any portion of such 2014 Note at a redemption price in cash equal to the outstanding principal amount to be redeemed plus all accrued and unpaid interest thereon. An “event of default,” with respect to a 2014 Note includes: (i) our failure to pay to the holder of such 2014 Note any amount of principal or interest by the 7th business day following the date when due under such 2014 Note; and (ii) specific events of bankruptcy, insolvency, reorganization or liquidation.
In connection with the issuance of the 2014 Notes, we entered into a Registration Rights Agreement with the holders thereof pursuant to which we have agreed to file the registration statement which this prospectus forms a part with the Securities and Exchange Commission (“SEC”) to register the resale of the shares of common stock issuable upon conversion of the 2014 Notes and to use commercially reasonable efforts to cause the registration statement to become effective as soon as practicable after filing.
The 2014 Notes were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Rule 506(b) of Regulation D promulgated pursuant to Section 4(a)(2) of the Securities Act.
GVC Capital LLC (the “Placement Agent”) acted as the placement agent for the offering and sale of the 2014 Notes. In connection with the offer and sale of the 2014 Notes, we issued to the Placement Agent and certain of its affiliates, as partial consideration for its services in the offering, five-year warrants to purchase an aggregate of 48,889 shares of common stock at an exercise price per share equal to $4.50 per share (the “Placement Agent Warrants”). The Placement Agent Warrants were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Rule 506(b) of Regulation D promulgated pursuant to Section 4(a)(2) of the Securities Act. We have also agreed to seek to register for resale, pursuant to the registration statement which this prospectus forms a part, the shares of the common stock issuable upon exercise of the Placement Agent Warrants.

THE OFFERING

Common stock offered by us..........................................................	None
Common stock offered by selling shareholders............................	1,637,777 shares (1)
Common stock outstanding immediately prior to this offering, as of May 31, 2014...........................................................................	17,508,686 shares (2)
Common stock outstanding immediately after the offering........	19,146,463 shares (2)(3)
Use of Proceeds................................................................................
We will not receive any proceeds from the resale by the selling shareholders of the common stock offered by this prospectus. We will receive proceeds from the exercise of the Placement Agent Warrants. We intend to use any proceeds from the exercise of the Placement Agent Warrants for working capital and other general corporate purposes. There is no assurance that the Placement Agent Warrants will ever be exercised.

Risk Factors.....................................................................................
An investment in our securities involves a high degree of risk and could result in a complete loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors identified in this prospectus under “Risk Factors” beginning on page 7.

NYSE MKT Symbol........................................................................	The common stock is traded on the NYSE MKT under the symbol “ADK.”

(1)
The shares of the common stock registered hereunder consist of: (i) 48,889 shares of the common stock issuable upon exercise of the Placement Agent Warrants; and (ii) 1,444,444 shares of the common stock issuable upon conversion of the 2014 Notes, based on a conversion price of $4.50 per share. Pursuant to the Registration Rights Agreement we entered into in connection with the sale of the 2014 Notes, we agreed to register for resale 110% of the shares of the common stock issuable upon conversion of the 2014 Notes, or initially 1,588,888 shares.

(2)
Excludes: (i) 1,727,823 shares of the common stock issuable upon exercise of outstanding options, at a current weighted-average exercise price of $4.58 per share of the common stock; (ii) 2,894,902 shares of the common stock issuable upon exercise of outstanding warrants, at a current weighted-average exercise price of $3.36 per share of the common stock; (iii) 1,072,386 shares of the common stock issuable upon conversion of our 10% unsecured subordinated convertible notes due August 2014, which were issued in October 2010 and have a current conversion price of $3.73 per share; (iv) 1,889,169 shares of the common stock issuable upon conversion of our 8% unsecured subordinated convertible notes due July 2015, which were issued in July 2012 and have a current conversion price of $3.97 per share; and (v) 207,177 shares of the common stock reserved for issuance under our existing equity incentive plans.

(3)	Assumes the conversion of all of the 2014 Notes at a conversion price of $4.50 per share and the exercise of the Placement Agent Warrants.
CORPORATE INFORMATION
Our principal executive offices are located at 1145 Hembree Road, Roswell, Georgia 30076, and our telephone number is (678) 869-5116. We maintain a website at www.adcarehealth.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference into this prospectus, including the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The risks and uncertainties described in this prospectus and the documents incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, results of operations or financial condition. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference into this prospectus actually occurs, then our business, results of operations and financial condition could be adversely affected in a material way. This could cause the market price of the common stock to decline, perhaps significantly, and you may lose part or all of your investment.
Additional Risks Related to this Offering
The price of the common stock may be subject to volatility.
The market price of the common stock has fluctuated and could fluctuate significantly in the future as a result of various factors and events, many of which are beyond our control. These factors may include:

•	variations in our operating results;

•	changes in our financial condition, performance and prospects;

•	changes in general economic and market conditions;

•	the departure of any of our key executive officers and directors;

•	announcements by us or our competition of significant acquisitions, strategic partnerships or transactions;

•	press releases or negative publicity relating to us or our competitors or relating to trends in health care;

•	government action or regulation, including changes in federal, state and local health-care regulations to which we are subject;

•	the level and quality of securities analysts’ coverage for our stock;

•	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors; and

•	future sales of the common stock.
Furthermore, the stock market in recent years has experienced sweeping price and volume fluctuations that often have been unrelated to the operating performance of affected companies. These market fluctuations may also cause the price of the common stock to decline.
In the event of fluctuations in the price of the common stock, shareholders may be unable to resell shares of the common stock at or above the price at which they purchased such shares. Additionally, due to fluctuations in the price of the common stock, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.
Sales of a significant number of shares of the common stock in the public markets, or the perception that such sales could occur, could depress the market price of the common stock and impair our ability to raise capital.
Sales of a substantial number of shares of the common stock or other equity-related securities in the public markets, including the issuance of the common stock upon exercise of options or warrants or conversion of 2014 Notes, could depress the market price of the common stock. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.
We do not currently pay cash dividends on the common stock and do not anticipate doing so in the future.

We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings after payment of dividends on the Series A Preferred Stock to fund our operations and, therefore, we currently do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, no cash dividends may be declared or paid on our common stock unless full cumulative dividends on the Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all past dividend periods.
We could be prevented from paying dividends on the common stock.
We are a holding company, and we have no significant operations. We rely primarily on dividends and other distributions from our subsidiaries to us so we may, among other things, pay dividends on the common stock, if and to the extent declared by the Board of Directors. The ability of our subsidiaries to pay dividends and other distributions to us depends on their earnings and is restricted by the terms of certain agreements governing their indebtedness. If our subsidiaries are in default under such agreements, then they may not pay dividends or other distributions to us.
In addition, we may only pay dividends on the common stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any shares with higher priority with respect to dividends or any documents governing our indebtedness. Furthermore: (i) one of our mortgage loans prohibits the payment of dividends on the common stock if we fail to comply with certain financial covenants or if a default or event of default under the loan agreement has occurred; and (ii) another one of our mortgage loans requires the consent of the lender and the guarantor prior to payment of dividends on the common stock. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the common stock. In addition, future debt, contractual covenants or arrangements we or our subsidiaries enter into may restrict or prevent future dividend payments.
The payment of any future dividends on the common stock will be at the discretion of the Board of Directors and will depend, among other things, the earnings and results of operations of our subsidiaries, their ability to pay dividends and other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors the Board of Directors deems relevant.
Takeover defense provisions may adversely affect the market price of the common stock.
Various provisions of Georgia corporation law and of our corporate governance documents may inhibit changes in control not approved by the Board of Directors and may have the effect of depriving our investors of an opportunity to receive a premium over the prevailing market price of the common stock in the event of an attempted hostile takeover. In addition, the existence of these provisions may adversely affect the market price of the common stock. These provisions include:

•	a requirement that special meetings of shareholders be called by the Board of Directors, the Chairman, the President, or the holders of shares with voting power of at least 25%;

•	a classified Board of Directors;

•	a requirement that directors may only be removed for cause and then only by an affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors;

•	advance notice requirements for shareholder proposals and nominations; and

•	availability of “blank check” preferred stock.
Furthermore, we have elected to be governed by the “business combination” and “fair price” provisions of the Georgia Business Corporation Code (the “GBCC”) that could be viewed as having the effect of discouraging an attempt to take control of us. The business combination provisions would prohibit us from engaging in various business combination transactions with any interested shareholder for a period of five years after the date of the transaction in which the person became an interested shareholder unless certain designated conditions are met. The fair price provision generally restricts us from entering into certain Business Combinations (as defined in the GBCC) with an interested shareholder unless the transaction is unanimously approved by the continuing directors who must constitute at least three members of the Board of Directors at the time of such approval; or the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder. For more information on these provisions of the GBCC and our other takeover defense provisions.

The Board of Directors can use these and other provisions to prevent, delay or discourage a change in control of the Company or a change in our management. Any such delay or prevention of a change in control or management could deter potential acquirers or prevent the completion of a takeover transaction pursuant to which our shareholders could receive a substantial premium over the current market price of the common stock, which in turn may limit the price investors might be willing to pay for the common stock.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus and the information incorporated by reference into this prospectus, or in other written or oral statements made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to matters such as our industry, business and acquisition strategies, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “future” and similar terms and phrases to identify forward-looking statements.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, results of operations and financial condition.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

•	the impact of regulatory and licensing changes in the healthcare industry;

•	changes in the healthcare industry due to economic and political influences;

•	delays in reimbursement, or changes to reimbursement levels, under current Medicaid and Medicare programs;

•	changes to our mix of payment sources among our current and future patients;

•	our ability to complete and successfully integrate future facility or business acquisitions;

•	our ability to obtain financing in the future in order to fund future facility or business acquisitions;

•	our ability to compete in a competitive industry;

•	our ability to retain and replace qualified nurses, health care professionals and other key personnel;

•	litigation risks;

•	environmental compliance costs and liabilities associated with our facilities;

•	the potential for us to experience additional operating losses;

•	our need to make capital expenditures to maintain and improve our facilities;

•	the potential for increased interest costs on our existing and future debt; and

•	the other factors discussed in our filings with the SEC.
Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward looking statements. We do not intend to update these statements unless we are required by the securities laws to do so.

SELLING SHAREHOLDERS
The selling shareholders may use this prospectus for the resale of the shares of the common stock being offered by this prospectus for their accounts, although no selling shareholder is obligated to sell any such shares. The following table sets forth certain information regarding the selling shareholders and the shares of the common stock beneficially owned by them, which information is available to us as of June 10, 2014. Each of the selling shareholders holding 2014 Notes has represented to us that such notes were purchased in the ordinary course of business and that, at the time of purchase of such notes, such selling shareholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the 2014 Notes or any shares of the common stock issuable upon conversion thereof. We are not able to estimate the number of shares of the common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all, some, or none of the shares and because, to our knowledge, there currently are no agreements, arrangements or understandings with respect to the sale of any such shares. See “Plan of Distribution.”

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering (1)(2)(3)	Number of Shares Being Offered(2)(3)(4)	Shares of Common Stock Beneficially Owned After the Offering (1)(3)(5)(6)
			Number	Percent
Barone, Vicki D.E. [7]	4,445 [8]	2,445†	2,000	*
Bathgate, Margaret M.	104,751 [9]	48,889	60,307	*
Bathgate, Steven M.[10]	104,751 [11]	10,307†	94,444	*
Bodnar, John Michael	22,222	24,444	0	—
Buggay, David	137,072 [12]	24,444	114,850	*
Copeland, Camille	11,111	12,222	0	—
Crane, Philip	39,578 [13]	41,556	1,800	*
Donnelly, Michael E.[14]	50,652 [15]	34,484	18,390	*
Doucet Asset Management, LLC [16]	1,383,229 [17]	17,200†	1,366,029	7.1%
Doucet, L. Chris	1,383,229 [18]	19,556	1,363,673	7.1%
Doucet, Esther	9,639 [19]	9,778	750	*
Doucet, Suzette	1,383,229 [20]	12,222	1,372,118	7.2%
Ducote, David	79,719 [21]	61,111	24,163	*
Ducote, Wayne	55,556	61,111	0	—
Elstrott, Patty	33,333	36,667	0	—
Fisher, Kim	44,444	48,889	0	—
Fisher, William	88,889	97,778	0	—
GVC Partners LLC [22]	5,765†	5,765†	0	—
Huebner, Richard T. [23]	303†	303†	0	—
Institutional Securities Corporation [24]	1,911†	1,911†	0	—
Kelsall, Matthew [25]	918†	918†	0	—
Kruljac, Jon B.	14,992 [26]	8,849	6,948	*
Michael G. Hamner Trust I [27]	48,170 [28]	30,556	20,392	*
Michael G. Hamner Trust II 29	33,604 [30]	30,556	5,826	*
Moreland, William D.	871,140 [31]	122,222	760,029	4.0%
North South Trading Partners, LLC [32]	55,556	61,111	0	—
Park City Capital Offshore Master, Ltd. [33]	986,667 [34]	244,444	764,445	4.8%

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering (1)(2)(3)	Number of Shares Being Offered(2)(3)(4)	Shares of Common Stock Beneficially Owned After the Offering (1)(3)(5)(6)
			Number	Percent
Pinhook Foundation, Inc. [35]	133,680 [36]	116,111	28,124	*
PMABE, LLC [37]	25,556	28,111	0	—
Shelton, Jill	22,222	24,444	0	—
Souer et Frere [38]	44,562 [39]	36,667	11,229	*
Southwest Securities Inc. Cust FBO Chris Doucet IRA	43,174 [40]	29,333	16,507	*
Southwest Securities Inc. Cust FBO David Buggay IRA	85,203 [41]	61,111	29,647	*
Southwest Securities Inc. Cust FBO John Elstrott IRA	66,667	73,333	0	—
Southwest Securities Inc. Cust FBO Michael Hamner IRA	29,775 [42]	24,444	7,553	*
Southwest Securities Inc. Cust FBO Roland Doucet IRA	38,752	36,667	5,419	*
TMT Investments [43]	56,176	48,889	11,732	*
TriPower Resources LLC [44]	40,289 [45]	27,818	15,000	*
U.S. Bank as Custodian FBO Michael S. Barish IRA Rollover	136,806[46]	61,111	81,250	*

* Represents less than 1% of the issued and outstanding shares of the common stock as of May 31, 2014.
† Represents shares of the common stock issuable upon exercise of a Placement Agent Warrant.

[1]
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a selling shareholder is deemed to have beneficial ownership of any shares of the common stock that such selling shareholder has the right to acquire within 60 days of May 31, 2014.

[2]
The number of shares of the common stock beneficially owned by the selling shareholders prior to the offering and the number of shares of the common stock being offered by this prospectus for the account of the selling shareholders represent shares of the common stock issuable upon conversion of the 2014 Notes, unless otherwise indicated.

[3]
Shares of the common stock are beneficially owned directly by the selling shareholder, unless otherwise indicated. Under the terms of the 2014 Notes, a selling shareholder holding any such notes may not convert such notes to the extent such conversion would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of the common stock which would exceed 4.99% (or 9.99% upon the election of the holder) of our then outstanding shares of the common stock following such conversion, excluding for purposes of such determination the number of shares of the common stock issuable upon: (i) conversion of the notes which have not been converted and (ii) exercise or conversion of the unexercised or unconverted portion of any other of our securities subject to an analogous limitation on conversion or exercise. The number of shares of the common stock beneficially owned by the selling shareholders prior to the offering and after the offering does not reflect this limitation on conversion.

[4]
In accordance with the terms of a Registration Rights Agreement we entered into in connection with the 2014 Notes, this prospectus covers the resale of 110% of the maximum number of shares of the common stock issuable upon conversion of the 2014 Notes. Because the conversion price of the 2014 Notes may be adjusted, the number of shares that will actually be issued upon conversion of the 2014 Notes may be more or less than the number of shares being offered by this prospectus.

[5]
Based upon 17,508,686 shares of the common stock outstanding as of May 31, 2014. For the purposes of computing the percentage of outstanding shares of the common stock held by the selling shareholders named above, any shares which any selling shareholder has the right to acquire within 60 days of May 31, 2014, are deemed to be outstanding.

[6]	Assumes that all shares of the common stock being offered and registered hereunder are sold, although the selling shareholders are not obligated to sell any such shares.

[7]
Ms. Barone is an affiliate of GVC Capital LLC, a registered broker-dealer and the Placement Agent for the offer and sale of the 2014 Notes. Ms. Barone has represented to us that she received a Placement Agent Warrant which is exercisable for the shares of the common stock registered hereby for her account in the ordinary course of business, and at the time of such receipt, she had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

[8]	Represents: (i) 2,000 shares of the common stock; and (ii) 2,445 shares of the common stock issuable on exercise of a Placement Agent Warrant.

[9]
Represents: (i) 44,444 shares of the common stock issuable upon conversion of a 2014 Note held by Ms. Bathgate; (ii) 10,307 shares of the common stock issuable upon exercise of a Placement Agent Warrant held by her spouse, Steven M. Bathgate; and (iii) 50,000 shares of the common stock held by Ms. Bathgate.

[10]
Mr. Bathgate is an affiliate of GVC Capital LLC, a registered broker-dealer and the Placement Agent for the offer and sale of the 2014 Notes. Mr. Bathgate has represented to us that he received a Placement Agent Warrant which is exercisable for the shares of the common stock registered hereby for his account in the ordinary course of business, and at the time of such receipt, he had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

[11]
Represents: (i) 10,307 shares of the common stock issuable upon exercise of a Placement Agent Warrant issued to Mr. Bathgate; (ii) 44,444 shares of the common stock issuable upon conversion of a 2014 Note held by his spouse, Margaret M. Bathgate; and (iii) 50,000 shares of the common stock held by his spouse, Margaret M. Bathgate.

[12]
Represents: (i) 22,222 shares of the common stock issuable upon conversion of a 2014 Note held by Mr. Buggay; (ii) 29,647 shares of the common stock owned by Mr. Buggay; (iii) 29,647 shares of the common stock owned by Southwest Securities Inc. Cust FBO David Buggay IRA; and (iv) 55,555 shares of the common stock issuable upon conversion of a 2014 Note held by Southwest Securities Inc. Cust FBO David Buggay IRA.

[13]	Represents: (i) 37,778 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) 1,800 shares of the common stock.

[14]
Mr. Donnelly is an affiliate of GVC Capital LLC, a registered broker-dealer and the Placement Agent for the offer and sale of the 2014 Notes. Mr. Donnelly has represented to us that he received the Placement Agent Warrant which is exercisable for the shares of the common stock registered hereby for his account in the ordinary course of business, and at the time of such receipt, he had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

[15]
Represents: (i) 10,040 shares of the common stock issuable upon exercise of the Placement Agent Warrant; (ii) 22,222 shares of the common stock issuable upon conversion of a 2014 Note; and (iii) 18,390 shares of the common stock.

[16]
Christopher L. Doucet, the Chief Executive Officer and managing partner of Doucet Asset Management, LLC, has sole voting and investment control with respect to the shares of the common stock registered hereby for the account of Doucet Asset Management, LLC.

[17]
The beneficial ownership information set forth in this table regarding Doucet Asset Management, LLC is based on a Schedule 13D filed with the SEC by Chris L. Doucet, Suzette A. Doucet, Doucet Asset Management, LLC and other reporting persons on June 10, 2014 stating that the reporting persons beneficially own 1,383,229 shares of the common stock. Includes 17,200 shares of the common stock issuable upon exercise of a Placement Agent Warrant held by Doucet Asset Management, LLC.

[18]
The beneficial ownership information set forth in this table regarding Chris L. Doucet is based on a Schedule 13D filed with the SEC by Chris L. Doucet, Suzette A. Doucet, Doucet Asset Management, LLC and other reporting persons on June 10,

2014 stating that the reporting persons beneficially own 1,383,229 shares of the common stock. Includes 17,778 shares of common stock issuable upon conversion of a 2014 Note held by Mr. Doucet.

[19]	Represents: (i) 8,889 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) 750 shares of the common stock.

[20]
The beneficial ownership information set forth in this table regarding Suzette A. Doucet is based on a Schedule 13D filed with the SEC by Chris L. Doucet, Suzette A. Doucet, Doucet Asset Management, LLC and other reporting persons on June 10, 2014 stating that the reporting persons beneficially own 1,383,229 shares of the common stock. Includes 11,111 shares of common stock issuable upon conversion of a 2014 Note held by Mrs. Doucet.

[21]	Represents: (i) 55,556 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) 24,163 shares of the common stock.

[22]
Vicki D.E. Barone, Steven M. Bathgate, Richard T. Huebner and Greg Fulton, the members of GVC Partners LLC, have shared voting and investment control with respect to the shares of the common stock registered hereby for the account of GVC Partners LLC. GVC Partners LLC is an affiliate of GVC Capital LLC, a registered broker-dealer and the Placement Agent for the offer and sale of the 2014 Notes and has represented to us that it received a Placement Agent Warrant, which is exercisable for the shares of the common stock registered hereby for its account, as compensation for investment banking services to the Company.

[23]
Mr. Huebner is an affiliate of GVC Capital LLC, a registered broker-dealer and the Placement Agent for the offer and sale of the 2014 Notes. Mr. Huebner has represented to us that he received a Placement Agent Warrant which is exercisable for the shares of the common stock registered hereby for his account in the ordinary course of business, and at the time of such receipt, he had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

[24]
Scott A. Hayes has sole voting and investment control with respect to the shares of the common stock registered hereby for the account of Institutional Securities Corporation. Institutional Securities Corporation is a registered broker-dealer and a selected dealer in the offer and sale of the 2014 Notes and has represented to us that it received a Placement Agent Warrant, which is exercisable for the shares of the common stock registered hereby for its account, as compensation for investment banking services to the Company.

[25]
Mr. Kelsall is an affiliate of GVC Capital LLC, a registered broker-dealer and the Placement Agent for the offer and sale of the 2014 Notes. Mr. Kelsall has represented to us that he received a Placement Agent Warrant which is exercisable for the shares of the common stock registered hereby for his account in the ordinary course of business, and at the time of such receipt, he had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

[26]	Represents: (i) 6,948 shares of the common stock issuable upon exercise of a warrant; and (iii) 8,044 shares of the common stock issuable upon conversion of a 2014 Note.

[27]	Michael G. Hamner has sole voting and investment control with respect to the shares of the common stock registered hereby for the account of Michael G. Hamner Trust I.

[28]	Represents: (i) 27,778 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) 20,392 shares of the common stock.

[29]	Camille Copeland has sole voting and investment control with respect to the shares of the common stock registered hereby for the account of Michael G. Hamner Trust II.

[30]	Represents: (i) 27,778 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) 5,826 shares of the common stock.

[31]	Represents: (i) 760,029 shares of the common stock; and (ii) 111,111 shares of the common stock issuable upon conversion of a 2014 Note.

[32]	Gladstone Jones has sole voting and investment control with respect to the shares of the common stock registered hereby for the account of North South Trading Partners, LLC.

[33]
Michael J. Fox, the managing member of Park City Capital, LLC, which is the investment manager of Park City Capital Offshore Master, Ltd. (“Park City”), has voting and investment control with respect to the shares of the common stock registered hereby for the account of Park City. Park City is part of a reporting group that beneficially owns 5% or more of the common stock of the Company, as reported on Amendment No. 2 to Schedule 13D filed with the SEC by Park City Capital, LLC, Park City, Michael J. Fox and other reporting persons on August 27, 2013. Mr. Fox is a director of the Company and may be deemed to be an “affiliate” of the Company as such term is defined in Rule 405 of the Securities Act.

[34]
Includes: (i) 222,222 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) options to purchase 14,445 shares of the common stock held by Mr. Fox at an exercise price of $4.06 per share.

[35]	Michael G. Hamner has sole voting and investment control with respect to the shares of the common stock registered hereby for the account of Pinhook Foundation, Inc.

[36]	Represents: (i) 105,556 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) 28,124 shares of the common stock.

[37]	Philip Crane has sole voting and investment control with respect to the shares of the common stock registered hereby for the account of PMABE, LLC.

[38]	Suzette Doucet has sole voting and investment control with respect to the shares of the common stock registered hereby for the account of Souer et Frere.

[39]	Represents: (i) 33,333 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) 11,229 shares of the common stock.

[40]	Represents: (i) 26,667 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) 16,507 shares of the common stock.

[41]	Represents: (i) 55,555 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) 29,647 shares of the common stock.

[42]	Represents: (i) 22,222 shares of the common stock issuable upon conversion of a 2014 Note; and (ii) 7,553 shares of the common stock.

[43]	Adam Thrower has sole voting and investment control with respect to the shares of the common stock registered hereby for the account of TMT Investments.

[44]	John D. Gibbs has sole voting and investment control with respect to the shares of the common stock registered hereby for the account of TriPower Resources LLC.

[45]	Represents: (i) 15,000 shares of the common stock; and (ii) 25,289 shares of the common stock issuable upon conversion of a 2014 Note.

[46]	Represents: (i) 81,250 shares of the common stock; and (ii) 55,556 shares of the common stock issuable upon conversion of a 2014 Note.

USE OF PROCEEDS
All proceeds from the resale of the shares of the common stock offered by this prospectus will belong to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the resale of the shares of the common stock by the selling shareholders. We will receive proceeds from the exercise of the Placement Agent Warrants. We intend to use any proceeds from any such exercise for working capital and other general corporate purposes. There is no assurance that the Placement Agent Warrants will ever be exercised.

PLAN OF DISTRIBUTION
We are registering the shares of the common stock issuable upon conversion of the 2014 Notes and the shares of the common stock issuable upon exercise of the Placement Agent Warrants to permit the selling shareholders to resell such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the resale by the selling shareholders of the shares of the common stock. We will bear all costs, expenses and fees in connection with the registration of the shares.
The selling shareholders may sell all or a portion of the shares of the common stock beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of the common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of the common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the- counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such method of sale; and

•	any other method permitted pursuant to applicable law.
If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved.)  In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the 2014 Notes or shares of common stock beneficially owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares of common stock registered for their account hereby in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name and names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement to which they are a party, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement to which they are a party, or we may be entitled to contribution.
LEGAL MATTERS
Rogers & Hardin LLP, Atlanta, Georgia, has passed upon the validity of the shares of the common stock offered by this prospectus.
EXPERTS
The consolidated financial statements of AdCare Health Systems, Inc. and it subsidiaries as of December 2013 and 2012, and for the years then ended, have been incorporated by reference into this prospectus and the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, which report is incorporated by reference into this prospectus and the registration statement, and upon authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We maintain an Internet website at www.adcarehealth.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.
We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.
We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on each of January 21, 2014; February 14, 2014; March 7, 2014; March 14, 2014; May 21, 2014; and June 3, 2014; and

•
the description of the common stock contained in the Registration Statement on Form 8-A12B, filed with the SEC on November 7, 2006, including any subsequent amendment or report filed for updating such description, and the Current Report on Form 8-K filed with the SEC on December 18, 2013.

We are also incorporating by reference additional documents we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering, other than any portion of the respective documents that have been furnished, rather than filed, for purposes of the Exchange Act. This additional information is a part of this prospectus from the date of filing for those documents.
The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously-filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference into this prospectus, without charge, by written or oral request directed to AdCare Administrative Services, 1145 Hembree Road, Roswell, Georgia 30076, Attention: Investor Relations, Telephone: (678) 869-5116, or from the SEC through the SEC’s Internet website at the address provided under “Where You Can Find More Information.” Documents incorporated by reference into this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
While indemnification for liabilities under the Securities Act is permitted to our directors, officers, and controlling people, we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim of indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers, or controlling people in a successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with our securities, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, ask a court of appropriate jurisdiction to decide whether or not such indemnification is against public policy as expressed in the Securities Act.  We will be governed by the final adjudication of the issue.